EX-99.h(2)(iii)

CENTAUR MUTUAL FUNDS TRUST

Amendment No. 3 to

Transfer Agency and Services Agreement

THIS AMENDMENT is made as of September 10, 2015 by and between ALPS Fund Services, Inc. (“ALPS”) and Centaur Mutual Funds Trust (the “Trust”).

WHEREAS, ALPS and the Trust have entered into a Transfer Agency and Services Agreement dated August 25, 2011, as amended (the “Agreement”); and

WHEREAS, ALPS and the Trust wish to modify the Agreement to reflect the contact information for purposes of notice as set forth in Section 24 of the Agreement.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.	Notices. All notices and other communications with respect to the Trust will hereafter be given to the following address:

Centaur Mutual Funds Trust
Southlake Town Square
1460 Main Street, Suite 234
Southlake, TX 76092
ATTN: Rick Schumacher

2.	Remainder of the Agreement. Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. Any items not herein defined shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, this Amendment has been executed by a duly authorized representative of each of the parties hereto as of the date of this Amendment first set forth above.

ALPS FUND SERVICES, INC.		CENTAUR MUTUAL FUNDS TRUST

By:	/s/Bradley J. Swenson	By:	/s/M. Ezekial Ashton
Name:	Bradley J. Swenson	Name:	M. Ezekial Ashton
Title:	Chief Operating Officer	Title:	President